UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

TTM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1665 Scenic Avenue, Suite 250 Costa Mesa, California		92626
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 22, 2015, certain indirect subsidiaries located in Hong Kong (the “PCB Subsidiaries”) of TTM Technologies, Inc. (the “Company”) entered into a Facility Agreement (the “Facility Agreement”) with The Hongkong and Shanghai Banking Corporation Limited (“HSBC”). Pursuant to the Facility Agreement, HSBC, subject to the satisfaction of certain conditions to drawdown, will provide credit facilities in the total amount of $150 million to one of the PCB Subsidiaries, TTM Technologies Enterprises (HK) Limited (“TTM HK”). The credit facilities will be used to finance working capital requirements for TTM HK and other indirect subsidiaries of the Company operating in the Asia Pacific Region and for their general corporate purposes (including the payment of intercompany debt). Loans made under these new credit facilities will be secured by certain assets of one of the PCB Subsidiaries, Oriental Printed Circuits Limited (“OPC”).

TTM Technologies (Asia Pacific) Limited, an indirect wholly owned subsidiary of the Company (“TTM Asia Pacific”), and the other PCB Subsidiaries (other than TTM HK) became parties to the Facility Agreement as guarantors of the obligations of TTM HK under the Facility Agreement. In addition, OPC has granted a fixed charge over certain bank accounts and an assignment by way of security over account receivables as security to HSBC under the Facility Agreement.

The Facility Agreement provides that the credit facilities consist of two tranches comprising (a) a revolving credit facility of up to $150 million with an interest rate per annum equal to the London interbank offered rate plus 175 basis points and (b) a letter of credit facility of up to $100 million, provided that at no time may the amounts outstanding under both tranches exceed $150 million or the applicable borrowing base (which is a percentage of the principal amount outstanding of Eligible Accounts (as defined in the Facility Agreement)). TTM HK is required to pay to the lenders under the Facility Agreement certain fees, including a commitment fee of 0.375% per annum on the undrawn and uncancelled amount of all tranches, a structuring fee of $75,000, an underwriting fee of $1,800,000, and letters of credit fees equal to 1.75% on the face amount of each letter of credit issued under the Facility Agreement. Both tranches have a final maturity of five years.

The Facility Agreement contains various financial, operational, and informational covenants that TTM Asia Pacific and the other PCB Subsidiaries must satisfy during the term of the Facility Agreement. The Facility Agreement requires that upon the occurrence of certain events, the Company maintain a consolidated fixed charge coverage ratio (the ratio of consolidated EBITDA (as defined in the Facility Agreement) to fixed charges).

Under certain conditions, the lending commitments under the Facility Agreement may be terminated by the lenders, and amounts outstanding under the Facility Agreement may be accelerated. Such events of default include, among other items set forth in the Facility Agreement, failure to pay any principal, interest, or other amounts when due; failure to comply with covenants; breach of representations or warranties in any material respect; non-payment or acceleration of other material debt of TTM Asia Pacific or any of its subsidiaries; the occurrence of a material adverse effect (as defined in the Facility Agreement); failure of the Company to be listed on a U.S. stock exchange; and certain insolvency events, subject to various exceptions and notice, cure, and grace periods.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Facility Agreement and is subject to and qualified in its entirety by reference to the Facility Agreement attached hereto as Exhibit 10.26, which is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 to this Current Report on Form 8-K and Exhibit 10.1 attached hereto are hereby incorporated by reference in their entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Facility Agreement, dated May 22, 2015, by and among TTM Technologies Enterprises (HK) Limited, The Hongkong and Shanghai Banking Corporation Limited, and the other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2015	TTM TECHNOLOGIES, INC.

	By:	/s/ Todd B. Schull
Todd B. Schull
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Facility Agreement, dated May 22, 2015, by and among TTM Technologies Enterprises (HK) Limited, The Hongkong and Shanghai Banking Corporation Limited, and the other parties named therein.